EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL ANNOUNCES POSITIVE INTERIM ANTIBODY RESULTS FROM RIQUENT®
LUPUS PHASE 3 TRIAL

Data Support Ability of Higher Doses to Further Reduce
Antibodies to Double-Stranded DNA

SAN DIEGO, March 8, 2007 – La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced positive interim antibody results from its ongoing double-blind, placebo-controlled randomized Phase 3 trial of Riquent® (abetimus sodium), its drug candidate for systemic lupus erythematosus (“lupus” or “SLE”). Analyses of interim antibody data indicate that patients treated with 900 mg or 300 mg per week doses of Riquent had greater reductions in antibodies to double-stranded DNA (dsDNA) than patients treated with 100 mg per week or placebo. The results showed a significant dose response when comparing all Riquent-treated patients to placebo-treated patients (p < 0.0001), and each Riquent dose group to the placebo dose group (p < 0.0015 for 100 mg,
p < 0.0001 for 300 mg and 900 mg).

“We are very excited by these results. The higher the dose, the greater the reduction in antibodies to dsDNA, and the relative magnitude of these reductions is greater than we have seen in previous studies, which used lower doses of Riquent. Higher doses also appear to result in a larger percentage of patients having greater and more consistent antibody reductions over time,” said Deirdre Y. Gillespie, M.D., President and CEO of La Jolla Pharmaceutical Company. “In addition, preliminary assessment of the data indicates that Riquent is being as well tolerated at all doses in the ongoing Phase 3 study as in our previous studies. We believe that the greater reductions in antibodies to dsDNA observed with these higher doses of Riquent imply a greater probability of obtaining positive clinical results from the Phase 3 trial.”

“These data definitely show an increased biological effect. This will improve the likelihood of detecting clinical effects of the treatment,” said Joan Merrill, M.D. of the Oklahoma Medical Research Foundation. “Furthermore,” said Jill Buyon, M.D., Professor of Medicine at New York University School of Medicine, “these are highly encouraging data which should attract attention from the lupus community since a reduction in antibodies to dsDNA is a biomarker we associate with clinical improvement.”

Dose Dependent Antibody Reduction

The analyses assessed the impact of treatment with Riquent on reducing antibodies to dsDNA in 101 patients by measuring the percent of antibody reduction from baseline compared with placebo following weekly treatment with 100 mg, 300 mg or 900 mg of Riquent or placebo. All demographics and baseline characteristics were comparable across dosing groups and there were 16 to 30 patients per treatment group.

Following eight weeks of treatment, the median percent reduction in antibodies to dsDNA for Riquent-treated patients compared with placebo-treated patients was 36% (100 mg), 48% (300 mg), and 66% (900 mg). Antibody reduction for each dose group was significantly better than placebo. Approximately three times as many patients treated with 900 mg of Riquent (38%) had at least a 50% or greater antibody reduction at week 8 compared with patients treated with 100 mg (13%). Patients reached their maximum reduction after four weeks of treatment at which time separation between doses was also seen.

Consistent Antibody Reductions

Published data from earlier La Jolla studies indicated that maintaining antibody reductions over time in individual patients was associated with a significantly reduced renal flare rate. The current data indicate that the higher the Riquent dose, the greater the consistency of response and the greater the magnitude of this response. While more than twice as many 900 mg-treated patients (58%) as 100 mg-treated patients (25%) had a consistent 20% reduction, six times as many 900 mg-treated patients (39%) had a consistent 40% reduction, compared with 100 mg-treated patients (6%). Twice as many patients on 900 mg as 300 mg had a consistent 50% reduction, but no patients on 100 mg or placebo achieved this level of consistent reduction. A consistent reduction is defined as a patient whose percent antibody reduction exceeded a specified level at weeks 4, 6 and 8.

Tolerability

To date, Riquent has been well tolerated in the ongoing Phase 3 study. The adverse event profile for all patients in the study, including those treated with the 300 mg and 900 mg doses, does not appear to differ from that seen in previous studies where 100 mg of Riquent was the treatment dose.

Conference Call

The Company will host a conference call on Thursday, March 8, 2007 at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time. If you would like to listen to the conference call, please visit La Jolla Pharmaceutical Company’s website at www.ljpc.com.

An archived version of the conference call will be available the day of the call at the Company’s website www.ljpc.com and will be archived for several weeks. In addition, a replay of the conference call can also be accessed for one week by dialing (888) 286-8010 (US) or (617) 801-6888 (International). The passcode for the replay is 33112152.

These data will be presented at the 8th International Congress on SLE in Shanghai in May 2007.

Phase 3 Study Design

The Phase 3 study is designed to assess the ability of Riquent treatment to prevent or delay the time to renal flare in lupus patients with a history of renal disease and with antibodies to dsDNA. A lupus renal flare is a potentially life-threatening increase in inflammation targeting the kidney. A renal flare often requires treatment with immunosuppressive agents which can have severe side effects.

The global study is expected to enroll approximately 730 patients who will be treated weekly with Riquent or placebo. Equal numbers of patients will be treated with 300 mg per week, 900 mg per week or placebo for 12 months. Patient enrollment in this international study recommenced in the third quarter of 2006 and completion of enrollment is targeted for around the end of 2007.

About Riquent

Riquent is being developed to specifically treat lupus renal disease by preventing or delaying renal flares, a leading cause of sickness and death in lupus patients. Riquent has been well tolerated in all 13 clinical trials, with no serious Riquent-related side effects identified to date. Riquent’s only known biological activity is the reduction of circulating levels of anti-dsDNA antibodies. Increases in these antibodies are associated with an increased risk of renal flare. Although clinical benefit has not yet been proven, Riquent treatment has significantly reduced these antibody levels in all clinical trials where they were measured.

About Lupus

Lupus is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many are diagnosed with the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. To date, no lupus specific drug has been approved in the U.S.

La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the availability of sufficient financial resources, timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

# # #